For Immediate Release

Miller Energy Resources Announces Changes to Its Management and Board, An Update on Its Drilling Operations and a Non-Binding Letter of Intent to Purchase Buccaneer Energy’s Alaskan Operating Assets

Knoxville, Tenn. - September 15, 2014 - Miller Energy Resources, Inc. (the “Company” or “Miller”) (NYSE: MILL) makes significant changes to senior leadership as part of a corporate shift that will include the potential MLP-monetization of its substantial midstream assets, and provides an update on drilling operations and on a non-binding letter of intent to purchase substantially all the operating assets of Buccaneer Energy in Alaska.

Board and Management Changes

Carl F. Giesler, Jr. joins Miller as Chief Executive Officer and a member of the board of directors. Scott M. Boruff is now Executive Chairman of the Company.

Mr. Giesler comes to Miller with proven experience after having served as a Managing Director of Investments for Harbinger Group, Inc. (“HGI”), where he was responsible for HGI’s oil and gas investments. At HGI, he helped found, structure and build, and served as chairman of HGI’s private majority-owned E&P MLP. Prior to joining HGI in 2011, Mr. Giesler was the oil and gas analyst for Harbinger Capital Partners LLC, an affiliate of HGI. A CFA Charter holder, Mr. Giesler graduated from Harvard Law School and the University of Virginia.

Mr. Boruff explains this move is a strategic one for the Company, “His background complements the skill set of our existing team. With Carl onboard, we will further zero-in on our operational and cost of capital improvement initiatives. We will also assess our capital deployment with a greater returns-emphasis to improve our cash flow and liquidity. These efforts, coupled with improved market communications and transparency, will help us deepen and grow our institutional investor base.”

“As we’ve noted quite a bit recently, we believe the value of our midstream infrastructure has not been fully-reflected in the Company’s share price. Carl’s experience with MLPs will help us explore options to maximize the value of and potentially monetize our substantial midstream infrastructure. While Carl will assume primary leadership responsibility, I’ll remain active in Miller’s strategic activity and help grow the value of my family’s substantial investment in the Company.”

“I’m looking forward to working with Miller’s strong team to focus on optimizing returns from its high-quality asset base and improving shareholder value,” said Mr. Giesler.

The Company also announces that Deloy Miller will retire as Chairman of the Board and resign as a director. A. Haag Sherman will join the board of directors to fill that vacancy. Mr. Sherman co-founded and served as the CEO for Salient Partners, an approximately $17 billion asset management firm. He also has substantial experience in oil and gas as an executive, a member of boards of directors, an entrepreneur and an investor.

“Deloy not only founded Miller but has been instrumental in growing the Company and positioning it for its next phase,” said Mr. Boruff. “We thank him for his long-time service and are thrilled he’ll continue to remain involved with the Company as a consultant and advisor. We welcome Haag to our board and believe his experience, connections and judgment will help us grow the Company.”

Drilling Update

Since its quarterly call last week, the Company has continued testing its latest well, RU-9. The tests have confirmed oil. While flow rates have varied preliminary results are encouraging. Upon completion of well clean-up activities and flow rate stabilization, the Company will announce well test results.

Non-Binding Letter of Intent to Purchase the Alaskan Operating Assets of Buccaneer Energy

Miller also announces it has entered into a non-binding letter of intent to buy substantially all the Alaskan operating assets Buccaneer Energy for approximately $40 to $50 million. Buccaneer Energy has approximately 1.9 MMBoe of proved reserves and produces approximately 1.7 MBoepd. The Company will fund the potential purchase with its existing facilities or other borrowings. Management believes the transaction would be accretive to both credit and cash flow per share metrics. Any binding agreement and financing would be subject to the approval of the board of directors.

About Miller Energy Resources

Miller Energy Resources, Inc. is an oil and natural gas exploration, production and drilling company operating in multiple exploration and production basins in North America. Miller’s focus is in Cook Inlet, Alaska. Miller is headquartered in Knoxville, Tennessee with offices in Anchorage, Alaska and Huntsville, Tennessee. The Company’s common stock is listed on the NYSE under the symbol MILL.

Statements Regarding Forward-Looking Information

Certain statements contained herein are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as "believe," "expect," "anticipate," "intend," "plan," "should," "may," "will," believes," "continue," "strategy," "position" or the negative of those terms or other variations of them or by comparable terminology. A discussion of these risk factors is included in the Company's periodic reports filed with the SEC.

Investor Relations Contact

Derek Gradwell
SVP Natural Resources
MZ Group North America
Phone: 512-270-6990
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us